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Exhibit 99.1

R E V I S E D
M E M O R A N D U M

VERY IMPORTANT INFORMATION

TO:	All Directors, Officers and Employees
FROM:	Bruce D. Kreiger, Vice President and General Counsel One East Weaver Street Greenwich, CT 06831 Phone: (203) 552-6621
DATE:	January 24, 2003
RE:	Restrictions on Stock Trading—Pending Earnings Release

This Revised Memorandum is being distributed to all directors, officers and employees of Blyth, Inc. ("Blyth" or the "Company") in order to ensure that the Company complies with the provisions of Regulation BTR, adopted by the United States Securities and Exchange Commission on January 22, 2003 and made available to the public on January 23, 2003.

As announced in my Memorandum to All Employees of Blyth, Inc. and its Subsidiaries dated October 1, 1997, and the December 12, 2002 resolution of the Board of Directors, in order to ensure that directors, officers and employees of Blyth, Inc. and its Subsidiaries will not be subject to claims that they traded on the basis of "inside information", the Company has adopted the following rule regarding restrictions on transactions in Blyth stock:

    No director, officer or employee may buy or sell Blyth stock during the period from the last business day of the fiscal quarter until three business days after the release of the Company's quarterly earnings report to the public, unless special permission is obtained in advance from the Company's General Counsel.

January 31, 2003 marks the end of the fourth quarter. The Company estimates that it will announce the fourth quarter earnings to the public on Tuesday, March 18, 2003. Therefore, no trading in the Company's securities shall be conducted by any director, officer or employee after the close of business beginning Friday, January 31, 2003 until Friday, March 21, 2003 (three business days after the planned announcement).

Thank you for your attention to the above, and please do not hesitate to call me at the number listed above, or write to me at the address listed above, with any questions regarding this Revised Memorandum, and the restrictions on transactions in Blyth stock described herein, or any other stock matters.

cc:	Robert B. Goergen Jane F. Casey Jeffrey Boak

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  Exhibit 99.1